Janet Nittmann

jnittmann@doversaddlery.com

Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Fourth Quarter and Full-Year 2006 Financial Results

LITTLETON, MA – March 22, 2007 – Dover Saddlery, Inc. (NASDAQ: DOVR) today reported fourth-quarter and full-year financial results for fiscal year ended December 31, 2006.

For the fourth quarter of 2006, revenues increased 16% to $21.0 million from $18.1 million for the prior year. Retail store revenues increased 53% to $4.1 million from $2.7 million for the fourth quarter of 2005. This increase was primarily attributed to the opening of two new Dover Saddlery stores, while same store sales increased 6%. Fourth-quarter direct sales revenues increased 10% to $17.0 million from $15.4 million for the same period in 2005, and net income rose 188% to $0.6 million.

For full-year 2006, total revenues increased 17% or $10.4 million to $73.0 million, from $62.7 million in 2005. Retail store revenues increased 38% or $3.5 million to $12.8 million from $9.3 million in 2005. This increase was attributable to the acquisition of Dominion Saddlery in June 2006 and the opening of two new Dover Saddlery retail stores. Same store sales increased 8% over the prior year. Direct sales revenues increased 13% or $6.9 million to $60.2 million for full-year 2006 compared with $53.3 million for 2005.

Net income for 2006 was up 69% to $1.4 million from $0.8 million for 2005. This increase was due to growth in sales revenues and gross profit, as well as reduced interest expense.

Earnings per share, fully diluted, increased 44% to $0.26 per share for 2006 compared with $0.18 per share for the prior year.

On June 30, 2006 Dover Saddlery completed its acquisition of Dominion Saddlery for approximately $1.5 million. Dominion Saddlery owned four stores in the mid-Atlantic area; these stores are being successively refurbished and remerchandised with Dover Saddlery inventory.

“Overall, we are pleased with the financial results of 2006,” said Stephen L. Day, President and CEO of Dover Saddlery. “We executed on our retail expansion strategy by increasing the number of Dover Saddlery retail stores from four to six and acquiring Dominion Saddlery.”

Business Outlook 2007

Dover Saddlery also announced today its business outlook for the current year. The company currently expects revenues will range from $79 million to $83 million. Increased revenues are expected to come mainly from the retail channel. The company plans to open four to five new retail stores in 2007.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call today at 8:30 am Eastern Time to discuss the fourth-quarter and full-year 2006 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/ This web cast will be archived for a year. In addition, a replay of the conference call will be available until March 29; Dial-in: (719) 457-0820, Passcode: 2405179.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the opening of and revenue growth from new stores; maintenance and growth of Dominion’s revenues following introduction of some of Dover Saddlery’s additional products to Dominion’s existing customer base; and the continued growth of same-store sales. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and more recent quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data, unaudited)

Three Months				Year
Ended				Ended
		Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
		2006	2005	2006	2005
Revenue — direct		$16,960	$15,449	$60,249	$53,346
Revenue — retail		4,080	2,663	12,797	9,304

Revenue — total		21,040	18,112	73,046	62,650
Cost of Revenue		12,519	11,087	45,771	39,271

Gross Profit		8,521	7,025	27,275	23,379
Selling, general and administrative
expenses		7,336	5,930	24,021	19,797
Operating Income		1,185	1,095	3,254	3,582
Interest expense		268	1,001	948	2,273

Income before provision for income taxes		917	94	2,306	1,310
Provision for income taxes		366	(97)	914	484

Net Income		$551	$191	$1,392	$826
Net income attributed to common
stockholders		$551	$191	$1,392	$826
Net Income Per Common Share
Basic		$0.11	$0.04	$0.27	$0.21
Diluted		$0.10	$0.04	$0.26	$0.18
Number of Shares Used in Per Share
Calculations
Basic		5,074	3,030	5,074	3,374
Diluted		5,426	4,337	5,320	4,514
Other Operating Data:
Number of Retail Stores	(1)	6	4	6	4
Capital Expenditures		916	4,714	1,674	510
GP Margin — %		40.5%	38.8%	37.3%	37.3%

(1)	Does not include the two Dominion stores remaining open during renovations in Q4 or the fourth store closed for renovation. Includes the new Dover store in Hunt Valley, MD opened on September 29, 2006 and the Crofton, MD store opened on December 1, 2006.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31	December 31
	2006	2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$101	$2,887
Accounts receivable	795	160
Inventory	14,811	10,072
Prepaid catalog costs	2,134	1,601
Prepaid expenses and other current assets	987	969
Income tax receivable	—	167

Total current assets	18,828	15,856

Capital Equipment	2,832	1,729
Other assets:
Deferred income tax assets	297	254
Goodwill and other assets, net	14,909	13,838

Total other assets	15,206	14,092

Total assets	$36,866	$31,677

Current liabilities:
Short term bank borrowing and current portion of capital lease obligations	$1,768	$171
Accounts payable	3,508	2,629
Accrued expenses and other current liabilities	3,356	2,949
Income tax payable	282	—
Deferred income tax liability	206	274

Total current liabilities	9,120	6,023

Long-term liabilities:
Revolving line of credit	5,900	5,000
Subordinated notes payable	3,000	3,000
Capital lease obligations, net of current portion	117	272

Total long-term liabilities	$9,017	$8,272

Total equity	18,729	17,382

Total liabilities and stockholders’ equity	$36,866	$31,677